DiVall Insured Income Properties 2, L.P.

Quarterly News

August 14, 2020

AS REPORTED IN MAY 15, 2020 NEWSLETTER

"As mentioned in our last newsletter we had been negotiating extensions in 3 Wendy's locations (two in Aiken, SC and one in Augusta, GA). We executed these amended leases on April 23, 2020 and filed our Form 8-k on April 28, 2020. Here are the highlights:

Annual	*Richland Ave Aiken, SC*	*Whiskey Rd Aiken, SC*	*Peach Orchard Augusta, GA*	*Total*
Current Fixed Rent	*$ 90,480*	*$ 96,780*	*$ 86,160*	*$273,420*
New Fixed Rent	*167,500*	*210,632*	*188,000*	*566,132*
Increase	*$77,020*	*$113,852*	*$101,840*	***$292,712"***

AS OF AUGUST 15, 2020

We executed 3 additional Wendy's extensions (see also 8-k dated July 28, 2020) all located in the Charleston, S.C. area for the following stores:

Annual	Hwy 17 Bypass	Folly Rd	Sam Rittenburg	Total
Current Fixed Rent	$ 77,280	$ 70,200	$ 76,920	$224,400
New Fixed Rent	146,520	136,000	166,848	449,368
Increase	$ 69,240	$ 65,800	$ 89,928	**$224,968**

ALL 6 EXTENSIONS

Extension Period:	1/1/2021 to 12/31/2040 (20 years)
Percentage Rent:	7% above an 8% natural breakpoint
Rights of First Refusal:	Eliminated

COMBINED IMPACT

With the consummation of these 6 lease extensions we will be able to level out distributions in future years as $518,000 of previous percentage rents (received annually) will be received ratably as fixed rent monthly.

Our appraised values will increase based on long-term extensions and the conversion of variable rent (percentage rent) to fixed minimum rent. We expect the annual appraisals to be completed earlier this year with all the dramatic new lease activity consummated. We expect to report the 2020 Net Unit Value in the Q3 Newsletter.

INSIDE THIS ISSUE

PARTNERSHIP TERM EXTENSION

You will shortly be receiving a consent solicitation similar to the ten year extension approved in 2009 for the period November 30, 2020 to November 30, 2030. A comparison of the progress in strengthening the value of the portfolio for the previous ten calendar years can be demonstrated by the following data:

	12/31/2009	12/31/2019
Number of Properties	16	10
Net Unit Value	$330/unit	$380/unit
Property Values	$9,841,000	$15,775,000
Future Minimum Rents through lease expirations	$9,629,000	$6,340,000

With the six (6) new extended leases the future minimum rents through lease expirations will increase $17,416,000 to $23,756,000 effective January 1, 2021.

With $518,000 of additional future minimum rents commencing January 1, 2021; the elimination of 5 rights of first refusal by the tenant (6th store extended did not have a ROFR) and lease terms extended from 6 years to 20 years, we should be well positioned to sell the portfolio in the next five years after the uncertainties surrounding the pandemic and protests are better understood.

Distribution Highlights

- **$100,000 ($2.16 per unit)** will be distributed for the second quarter of 2020 on or about August 14, 2020.
- Since the Partnership's initial "investable" capital raise of $39 million (net of $7 million of syndication fees) in the early 1990's; the Partnership has distributed approximately $79 million to investors, from both operations and strategic sales.
- From January 1, 2009 (prior consent to extend was approved in 2009) through August 15, 2020 we have distributed $13,347,000 ($288/unit) from both operations and strategic sales.

QUESTIONS & ANSWERS

- ***When can I expect to receive my next distribution mailing?***
  Your distribution correspondence for the Third Quarter of 2020 is scheduled to be mailed on or about November 15, 2020.

- ***How can I obtain hard copies of Quarterly and Annual Reports or other SEC filings?***
  Please visit the Investor Relations page at the Partnership website at www.divallproperties.com or the SEC website at www.sec.gov to print a copy of the report(s) or contact Investor Relations.

- ***How do I have a question answered in the next Newsletter?***
  Please e-mail your specific question to Lynette DeRose at lderose@theprovogroup.com or visit the Investor Relations page at www.divallproperties.com.

- ***I've moved. How do I update my account registration?***
  Please mail or fax to DiVall Investor Relations a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

Access to Additional Financial Information

For further quarterly 2020 unaudited financial information, see the Partnership's interim financial reports filed as part of the Partnership's Form 10-Q. A copy of this filing and other public reports can be viewed and printed free of charge at the Partnership's website at www.divallproperties.com or at the SEC's website at www.sec.gov. The Partnership's 2019 Annual Report on Form 10-K was filed with the SEC on March 23, 2020, which also can be accessed via the websites listed.

DIVALL INVESTOR RELATIONS CONTACT INFORMATION:

MAIL: DiVall Investor Relations
c/o Phoenix American Financial Services, Inc
2401 Kerner Blvd.
San Rafael, CA 94901
PHONE: 1-844-932-1769 NOTE NEW NUMBER
FAX: 1-415-485-4553